Exhibit 2.2

AMENDMENT TO STOCK PURCHASE AGREEMENT

AMENDMENT TO STOCK PURCHASE AGREEMENT dated as of January 24, 2019 (this “Amendment”) by and among One Madison Corporation, a Cayman Islands exempted company (“Buyer”), Rack Holdings L.P., a Delaware limited partnership (“Seller”), and Rack Holdings Inc., a Delaware corporation (“Company”).

RECITALS

WHEREAS, Seller, Buyer and the Company are parties to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of December 12, 2018;

WHEREAS, pursuant to Section 11.11 of the Purchase Agreement, the Purchase Agreement may be amended in whole or in part by a duly authorized agreement in writing executed in the same manner as the Purchase Agreement; and

WHEREAS, Seller, Purchaser and the Company desire to amend the Purchase Agreement pursuant to Section 11.11 thereof as provided in this Amendment.

NOW THEREFORE, pursuant to and in accordance with Section 11.11 of the Purchase Agreement, and in consideration of the foregoing premises and the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree to amend the Purchase Agreement as follows:

1. Purchase Agreement.

(a)	Section 2.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“2.1 Purchase and Sale of Securities. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing, Seller agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, all Shares (free and clear of all Liens) for a cash amount equal to the Closing Cash Consideration, subject to adjustment pursuant to Section 2.5 and paid as set forth in Section 2.3(b)(i).”

(b)	Section 2.3(b)(i) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(i) an amount equal to the Closing Cash Consideration in immediately available funds paid as follows: (x) one hundred and forty million Euros (€140,000,000) shall be paid in Euros (which payment shall be credited against the Closing Cash Consideration in an amount equal to one hundred sixty million, eight hundred twenty five thousand U.S. dollars ($160,825,000) (the “Euro Payment Credit”) based on an agreed currency exchange ratio of 1.00:1.14875 EUR:USD) and (y) an amount in U.S. dollars equal to the Closing Cash Consideration less the Euro Payment Credit shall be paid in U.S. dollars, in each case to an account specified by Seller, pursuant to instructions given to Buyer by Seller no later than two (2) Business Days prior to the Closing Date; and”

2. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement. Except as expressly modified and superseded by this Amendment, the terms, conditions, representations, warranties, covenants and other provisions of the Purchase Agreement are and shall continue to be in full force and effect in accordance with their respective terms. This Amendment hereby incorporates the provisions of Article XI of the Purchase Agreement as if fully set forth herein, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF the parties have caused this Amendment to be duly executed as of the day and year first above written.

ONE MADISON CORPORATION

By:	/s/ Omar M. Asali
	Name:	Omar M. Asali
	Title:	Chairman and Chief Executive Officer

[Signature Page to Amendment to Stock Purchase Agreement]

RACK HOLDINGS L.P.

By:	/s/ Eytan Tigay
	Name:	Eytan Tigay
	Title:	Authorized Signatory

RACK HOLDINGS INC.

By:	/s/ Eytan Tigay
	Name:	Eytan Tigay
	Title:	Authorized Signatory

[Signature Page to Amendment to Stock Purchase Agreement]